SHELTON FUNDS 485BPOS

Exhibit 99(a)(4)

SHELTON FUNDS

AMENDMENT NO. 1 TO
AGREEMENT AND DECLARATION OF TRUST

The undersigned, being all of the trustees of Shelton Funds (the “Trust”), a Delaware statutory trust created under a Declaration of Trust dated as of August 8, 2006 (the “Declaration of Trust”), do hereby consent to and adopt the following amendment to the Declaration of Trust:

1.	Article VI, Section 2(b) of the Declaration of Trust is hereby deleted in its entirety and replaced with the following:

“(b) The Trust shall pay for such Shares the net asset value thereof (excluding any applicable redemption fee or sales load), in accordance with this Declaration of Trust, the By-Laws, the 1940 Act and other applicable law. Payments for Shares so redeemed by the Trust shall be made in cash, except payment for such Shares may, at the option of the Board of Trustees, or such officer or officers as it may duly authorize in its complete discretion, be made in kind or partially in cash and partially in kind. In case of any payment in kind, the Board of Trustees, or its authorized officers, shall have absolute discretion as to what security or securities of the Trust or the applicable Series shall be distributed in kind and the amount of the same; and the securities shall be valued for purposes of distribution at the value at which they were appraised in computing the then current net asset value of the Shares, provided that any Shareholder who cannot legally acquire securities so distributed in kind by reason of the prohibitions of the 1940 Act or the provisions of the Employee Retirement Income Security Act of 1974, as amended, or any other applicable law, shall receive cash. Shareholders shall bear the expenses of in-kind transactions, including, but not limited to, transfer agency fees, custodian fees and costs of disposition of such securities.

The Shares of any Series, if so determined by the Trustees, shall be redeemable only in aggregations of such number of Shares and on such days as may be determined by or determined pursuant to procedures or methods prescribed by or approved by the Trustees from time to time with respect to such Series. The number of Shares comprising an aggregation for purposes of redemption and repurchase shall be referred to herein as a “Creation Unit.” The Trustees shall have the unrestricted power to alter the number of Shares constituting a Creation Unit by resolution adopted by the Trustees, at any time including prior to the time the Trust commences operations. Each holder of a Creation Unit aggregation of Shares of a Series, upon request to the Trust in accordance with procedures established by the Trustees, shall be entitled to require the Trust to redeem all or any number of such holder’s Shares standing in the name of such holder on the books of the Trust, but in the case of the Shares of any Series as to which the Trustees have determined that such Shares shall be redeemable only in Creation Unit aggregations, only in such Creation Unit aggregations of Shares of such Series as the Trustees may determine from time to time in accordance with this Article VI, at a redemption price per share equal to an amount determined by the Trustees in accordance with applicable laws.”

This amendment may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

IN WITNESS WHEREOF, the undersigned execute this Amendment No. 1 to the Declaration of Trust as trustees and not individually effective this 24th day of July, 2025.

Stephen C. Rogers

Kevin T. Kogler

Marco L. Quazzo

Stephen H. Sutro